POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that John D. Myslenski does hereby make, constitute and appoint Thomas A. Piraino, Jr., Thomas L. Meyer, Aarti J. Patel and Rhoda Minichillo as my true and lawful attorneys-in-fact with full power and authority to act in my name and on my behalf in the execution and filing of any Form 3, Form 4 or Form 5 required to be filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Act"), in connection with my status as an officer of Parker-Hannifin Corporation, hereby ratifying and confirming all that said attorneys shall lawfully do or cause to be done by virtue of this document. I hereby revoke any and all Powers of Attorney relating to the execution and filing of Forms 3, 4 and 5 on my behalf as an officer of Parker-Hannifin Corporation previously filed with the Commission. This Power of Attorney shall remain in effect until such time as the Commission shall receive from me a written communication terminating the authority granted hereunder.

Dated this 13th day of August, 2003.


/s/ John D. Myslenski
John D. Myslenski